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Comptroller of the Currency
Administrator of National Banks
Washington, D.C.  20219

                                   CERTIFICATE


          I, Julie L. Williams, Acting Comptroller of the Currency, do hereby certify that:


          1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

          2. "First Union National Bank," Charlotte, North Carolina, (Charter No. 000001) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking and exercise Fiduciary Powers on the date of this Certificate.


                                        IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this 26th day of August, 1998.



                                        /s/ Julie L. Williams
                                        ________________________________________
                                        Acting Comptroller of the Currency




[SEAL OF THE COMPTROLLER
  OF THE CURRENCY]